FOR IMMEDIATE RELEASE	September 29, 2017
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN
STOW, OHIO

Freehold, New Jersey…. September 29, 2017……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a brand new 219,765 square foot industrial building located at 4651 Prosper Drive, Stow, OH at a purchase price of $19,500,000. The property is net-leased for 10 years to Mickey Thompson Performance Tires and Wheels and is guaranteed by Cooper Tire and Rubber Company, a Delaware Corporation. The building is situated on approximately 15.4 acres and is expandable by 50,000 square feet.

Michael P. Landy, President and CEO, commented, “We are pleased to announce this new acquisition. Mickey Thompson is one of the most prominent leaders in making racing tires and their parent company, Cooper Tire is the fifth largest tire manufacturer in North America. Mickey Thompson has been in this market for over 25 years and they recently outgrew their existing facility. We look forward to long-term success with this outstanding organization.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the U.S. The Company specializes in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 108 properties containing a total of approximately 18.8 million rentable square feet, geographically diversified across 30 states. In addition, the Company owns a portfolio of REIT securities.

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